Exhibit 99.1

ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We are aware that our reports dated August 19, 2005, May 21, 2005 and February 11, 2005 on our reviews of the interim financial statements of China Energy Savings Technology, Inc. and Subsidiaries as of June 30, 2005, March 31, 2005 and December 30, 2004 and for the periods then ended and included in the Company’s Form 10-Q for the quarters ended June 30, 2005, March 31, 2005 and December 31, 2004 are incorporated by reference in the Company's Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet LLP

Walnut, California
January 19, 2006